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                                                                    Exhibit 99.2

                       AMENDMENT TO SERVICE EXPERTS, INC.
                            1996 INCENTIVE STOCK PLAN


          WHEREAS, on August 16, 1996, Service Experts, Inc. (the "Company") adopted the 1996 Incentive Stock Plan (the "Plan"); and

          WHEREAS, the Board of Directors desires to (1) increase the number of authorized shares available for issuance under the Plan, (2) modify the terms of the Plan so that compensation amounts payable thereunder will be treated as "performance based compensation" that is described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (3) consistent with modifications to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, provide for approval of amendments to the Plan only in circumstances described in Sections 162(m) and 422 of the Code;

          NOW, THEREFORE, the Plan is hereby amended as follows, effective April 3, 1997:


1. Section 2 of the Plan is hereby amended by deleting the reference to "700,000 shares of Stock" and replacing such reference with "1,300,000 shares of Stock".


2.        The following language is added to the end of Section 4 of the Plan:

          No person may receive an Option to purchase more than 250,000 shares of Stock (subject to increases and adjustments for changes in the capitalization of the Company) during any three year period.


3. Section 10 of the Plan is deleted in its entirety and restated as follows:

          10. Termination and Amendment of the Plan. The Plan shall terminate on the date ten years after the adoption of the Plan by the Board of Directors and no Stock Incentive shall be granted under the Plan after that date, but Stock Incentives granted before termination of the Plan shall remain exercisable thereafter until they expire or lapse according to their terms. The Board of Directors may otherwise sooner amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a holder of an existing Stock Incentive is not valid with respect to such Stock Incentive without the Participant's consent. Provided further that the shareholders of the Corporation must approve any amendment:

          (a) 12 months before or after the date an amendment is adopted that increases the aggregate number of shares of Stock that may be issued under Incentive Options or changes the employees (or class of employees) eligible to receive Incentive Options.

          (b) Before the effective date of an amendment that changes the number of shares in the aggregate which may be issued pursuant to Stock Incentives granted under the Plan or the maximum number of shares with respect to which any individual may receive Stock Incentives during any period specified herein, except pursuant to Article VIII.

          (c) Before the effective date of an amendment that increases the period during which Stock Incentives may be granted or exercised.


          IN WITNESS WHEREOF, the undersigned officer has executed this Amendment pursuant to authority granted by the board of directors of the Company on this 3rd day of April, 1997.

                                       SERVICE EXPERTS, INC.




                                       By: /s/ Alan R. Sielbeck
                                          ------------------------------------

                                       Title: President
                                              --------------------------------





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